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                                                                    Exhibit 99.2

Global Power Equipment Group Conference Call
February 26, 2002, 10:00 a.m.

Operator:           Good morning and welcome to the fourth quarter 2001 earnings conference call for February 26/th/, 2002. Your host for today's call will be Bob Zwerneman. Mr. Zwerneman, please go ahead.

Bob Zwerneman:      Thank you very much Steve. Good morning everyone. I would
like to welcome you to Global Power Equipment Group's fourth quarter and fiscal year 2001 earnings conference call. Joining me on our call today is Mr. Larry Edwards, Global Power Equipment Group's Chief Executive Officer and Mr. Mike Hackner, our Chief Financial Officer. I assume everyone has received a copy of our earnings press release from yesterday. However, in the event you have not, please contact Rebecca Bisbee (ph) at 918-488-0828 and she will either fax or e-mail you a copy immediately. You can also visit our website at www.globalpower.com to find a copy of our press release on our home page. There is also a link to a presentation of select information which we will be sharing with everyone this morning if you go to www.globalpower.com/q401 to find the slides. It is case sensitive. Everything is lower case. If you do not have access to the internet and would like a copy of the slides sent to you, also please contact Rebecca Bisbee and we will arrange to send you a copy. Her number again is 918-488-0828.

                    Before I turn the call over to Larry to discuss our results, I must inform everyone that during this call, we will be making forward-looking statements relating to results of operations, benefits of certain initiatives, outlooks for the market we serve and certain aspects of our sales strategies. Such statements are made based on management's beliefs as well as assumptions made by and information currently available to management, pursuant to safe harbor provisions of the private securities litigation reform act of 1995. While these statements reflect our best judgment, they are subject to risks and uncertainties that could cause a change in focus and direction. A discussion of certain risk factors that may cause actual results to differ from these forward-looking statements can be found in Global Power Equipment Groups form S1 and in our 10Q for the period ending September 29/th/, 2001 as well as other reports on file with the SEC. With that, I would now like to turn the call over to Larry Edwards.

Larry Edwards:      Thanks Bob and good morning everyone. Hopefully all of you have found the slides we'll be presenting this morning. If you have, please go forward to slide number three which gives you a brief outline of what we will cover today. A lot has changed in the energy related business since our last conference call. The overall softening of the market coupled with the fallout from Enron's implosion which has made the biggest headlines, has had a significant impact on other firms credit ratings and their forward capex spending plans. I want to address our operating strategy in light of those developments

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and provide some details of our sales initiatives since these changes have occurred. Mike Hackner will address our quarterly financial results in a moment and provide detailed guidance concerning our 2002 financial outlook. However before Mike does that, I would like to report to you a recent, interesting development.

                    Two weeks ago a number of the Global Power Equipment Group management team and I spent two days at the General Electric Global Suppliers conference in Orlando. Only the largest of their almost sixteen thousand vendors were in attendance. Just being invited to this conference is an honor that signifies that a company has performed a very high standard. So you can imagine how proud we were when GE Power Systems named our Braden Manufacturing Division as one of only two companies as recipient of the Supplier of the Year Award for 2001. We were all very pleased with the recognition of our hard work and achievement which really embodies the entire Global Power Equipment Group Organization. At the conference, GE informed everyone one of their objectives of reducing their number of suppliers and concentrating more business with the remainder. We believe Global Power Equipment Group will benefit from this process.

                    During the two day event, GE disclosed sensitive and confidential information to us, some of which I cannot reveal. What I can say is their message closely tracks some of the public statements GE's top management has been signaling in recent weeks. It does appear the gas turbine power generation market will reflect some softening in 2003 but before I provide an update on our sales effort and our acquisition initiatives in light of the tempered business outlook, I would like for Mike Hackner to review our financial highlights. Mike.

Mike Hackner:       Thank you Larry. Good morning everyone. If you could turn to slide number four, we'll look at some of the highlights from the quarterly income statement. As you were able to see from yesterday's press release, Global Power Equipment's 2001 financial results were very impressive. Our fourth quarter revenues of two hundred and fifteen point one million dollars were up one hundred and two point seven million dollars from what we recorded in the comparable quarter last year. Also up nineteen percent sequentially from our September 2001 quarter. For the quarter, net income was seventeen point nine million dollars or thirty-nine cents per diluted share. Our EBITDA was thirty-one point eight million dollars for the final quarter. Although not shown on this slide, for the full year we recorded full revenues of seven hundred and twenty-three point five million dollars and pro forma net income of forty-nine point three million dollars or a dollar five per share. Our EBITDA totaled ninety-four point four million dollars for the full year. Our gross margin for the fourth quarter came in at a record forty-two point six million dollars yielding a nineteen point eight percent gross margin.

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                    For the entire year, our gross margin was eighteen point two percent. Several forces contributed to the unusually high gross margin in the quarter. As I mentioned on our third quarter conference call, our ongoing effort to shift the companies manufacturing focus to lower cost international supply sources, could produce a positive effect on margins. That did occur. More importantly, our customers requested early delivery of several projects and we were able to accommodate those requests. Most of these projects were being fabricated in lower cost countries and produced a revenue mix that yielded operating leverage well above our initial expectations. These developments combined with reduced interest expense gave rise to the excellent fourth quarter results. Given changing conditions in the industry environment over the past couple of months, we believe competitive pressures may have a muting effect on our future operating results. We anticipate that our gross margin could drop back somewhat but still average between seventeen point five and eighteen percent for fiscal year 2002. In a few moments I will provide our detailed guidance for the current fiscal year on a quarterly basis.

                    Now if you turn to slide number five, you will see the breakout of our revenue on both a segment and a geographic basis. Our HRSG segment posted very strong revenues of one hundred and thirty-four point three million dollars in the fourth quarter, an increase of one hundred and eleven percent above last year and four hundred and forty-two point three million dollars for the full year. The HRSG segment accounted for sixty-one point one percent of consolidated revenues. Our auxiliary power segment also posted record revenues of eighty point eight million dollars in the fourth quarter, an increase of sixty-six percent. Geographically, ninety-one point four percent of our quarterly revenue originated within the US market. Larry will address both the backlog as well as sales pipeline in a few minutes. Going to slide number six, this is the same table we have included in our previous earnings presentations and in yesterday's press release to reconcile our reported figures to pro forma. This table adjusts for the affects of our change in tax status and our main IPO. These figures are useful to help people new to the Global Power Equipment story, better understand the gap versus pro forma earnings numbers.

                    Turning to slide number seven, I want to discuss what is behind some of the figures representing the cash flow for the quarter. During the quarter, our working capital needs increased in tandem with the sharp rise in revenues, particularly in November and late December. This is reflected in our average DSO's which increased to fifty-two days and caused us to briefly dip into our revolver. Our fourth quarter order flow which Larry will address in a couple of minutes is also behind our higher working capital needs. We expect to eliminate the revolver debt in the first half of the current year and our plan is to continue to retire debt from internally generated funds.

                    Now turning to slide number eight, we'll discuss our sales backlog. While January and February bookings have rebounded slightly,


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new order bookings at the end of the year were flat. As a result, our firm backlog at the end of December was five hundred and fifty-seven million dollars compared to four hundred and sixty-five million dollars a year ago and six hundred and eighty-nine million dollars at the end of September. While we have not seen any measurable cancellations from our backlog, a couple of customers have moved production schedules forward in time on orders representing approximately one hundred million dollars of future revenues. Larry addressed this topic in the press release by pointing out how development time tables have been pushed out. We have the preliminary orders but are working with a few of our customers on firm production and delivery schedules before we classify these orders into the backlog. Regardless, we enter fiscal year 2002 with the healthiest year and book of orders in the company's history, up twenty percent from the year before. This backlog provides the basis for our continued strong financial guidance for 2002.

                    Larry will have some further comments about the sales pipeline in a few minutes. For fiscal year 2002, we currently expect the following results on a quarter by quarter basis. On the top line, we expect revenues to be earned as follows; Q1, two hundred million dollars; Q2, one hundred and eighty million dollars; Q3, one hundred and sixty million dollars and Q4, one hundred and seventy-five million dollars for a total of seven hundred and fifteen million dollars which is the approximate midpoint of the range shown in the press release, representing a slight decrease of one percent from our 2001 results. On an earnings per share basis, using a constant of forty-five point seven million diluted shares and an effective tax rate of thirty-nine percent, we are currently projecting quarterly EPS of Q1, thirty-one cents; Q2, twenty-seven cents; Q3, twenty-four cents and Q4, twenty-six cents for a total of one dollar and eight cents per share or three percent above 2001. This is also the mid point of the range outlined in the press release.

                    Turning to slide number nine, in this last schedule we have summarized some of the key financial statistics that illustrate the financial strength that Global Power Equipment Group offers. Although our fourth quarter was the anomaly, over the past twelve months we operated in a negative networking capital position based on our HRSG segments practice of receiving progress payments and maintaining billings in excess of cost and estimated earnings. As I mentioned, earlier, our receivables increased moderately in part due to a very high quarterly revenue and several large billings to key customers in the last week of the year. Additionally, working capital was affected by contract positions on some very large orders for which the payment terms deviated from our normal practice. These orders are part of a multiple unit arrangement with a well capitalized customer offering tremendous prospects for additional business.

                    We utilize only a small portion of our ninety-four point four million dollar EBITDA to cover our capex spending of twelve point four


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million dollars for last year. This strong cash flow story continues for 2002 where we expect our capex to be less than one half of that spent in 2001. We expect EBITDA to be similar to 2001 based upon the guidance I just gave you. Although our debt rose slightly during the quarter, our debt to cap ratio declined to fifty-seven point eight percent at the end of the fourth quarter. Our return on equity and return on capital were significantly higher than other engineering and manufacturing or E&C concerns that operate with in the power generation sector. This further illustrates the value added by our management team. I will now turn the call back to Larry.

Larry Edwards:      Thank you Mike. I would now like to share with you our view of our business opportunity and what steps we're taking to improve shareholder value. Let me first say a couple of things about the guidance Mike just provided. We understand our marketplace and we know our customers very well. As we have often stated, we constantly communicate with our customers and with our manufacturing partners and it gives us a unique perspective that enhances our revenue and profit visibility. However, we cannot see in the future with total certainty and predicting forward results is difficult. That said, we want to remind everyone that we promptly adjusted our fourth quarter expectations roughly one month after our third quarter earnings conference call and again on January the 22/nd/ to raise the fourth quarter bar closer to the mark we could see at the time. It was our customers that asked us to accelerate delivery schedules for work in process that ultimately gave way to our very strong fourth quarter results. Good or bad we will continue the practice of interim announcements as necessary to provide every investor the most accurate information we can.
                    Mike provided the quarter by quarter expectations for
revenues and earnings that we currently see for 2002. As you know, we had previously indicated a range of between seven hundred and seventy-five to eighty hundred and ten million for the year. However in light of the upheaval that has occurred in the power generation sector over the past two months, our current expectation is now between seven hundred to seven hundred and thirty-five million for 2002. Our new EPS guidance of a dollar and eight cents for the mid point is only six cents below the current consensus. We still may be able to hit the original target, time will tell. Additionally, while we are not providing any guidance for 2003 at this time, let me say this. Based on all the information available to us, including the information supplied by General Electric, 2003 could prove to be a turning point for us as well. I want to emphasize it could be rather than will be and here is why. Less than a year ago, Wall Street firmly believed the ambitious plans that IPP's and other power plant developers were talking about. Today the pendulum has swung the other way the focus has been on what is not going to be built rather than what is still under development.

                    However according to Resource Data International, RDI, figures that were recently presented at a power industry conference we attended, three hundred and forty thousand megawatts of power plants are still

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proposed for development over the next four years in North America. With gas turbines making up approximately ninety percent of the new capacity. In recognizing that completions of power plants when compared with announced proposal is normally around fifty percent, we obviously still have a good solid market in North America. So while we anticipate more postponements to be announced over the next year or so, with some cancellation, we must remember the fundamental basis for our business is not really changed. The world's population growth continues, standards of living in developing countries keep improving and there is no end to the growth in the world for computers, electronic equipment and the internet. While much of the US experienced the warmest weather in over a century this winter, longer term, weather patterns will return to normal and energy demand will grow.

                    As many of you know, our business extends to markets outside the United States, markets that are gaining momentum. I discussed the European activity on our last call and I'm happy to report those projects continue to move forward without any delays. The forty turbines GE will be placing into Spain, Italy, Germany and Turkey, all large frame machines provides us an opportunity to participate. And as I indicated in my January 22/nd/ letter, Asia is coming back to life and we are now working on new orders since our last call from South America and the Middle East. The key take away here is we are not curtailing operations or reducing engineering staff. In fact, we continue to search for international manufacturing partners to help us expand our very large geographic footprint and remain the supplier of choice in the industry.

                    Now let me follow up on what Mike discussed earlier about our year end backlog. Our backlog at the end of December declined by a hundred and thirty-two million from the end of the quarter, third quarter, to five hundred and fifty-seven million. As utilities, merchant plant producers, IPP's and developers revise their forecast and modify their forward plans during the fourth quarter, our bookings were also obviously well below what we had seen in the pipeline and were working on early in the quarter. Additionally we increased our outsourced manufacturing base in order to complete jobs faster to meet tighter delivery schedules for our customers as our fourth quarter results show. Our backlog may decline again during the current quarter and should stabilize around the five hundred million dollar mark for much of the year. We have seen the good times and the bad times and we understand the difference. Based upon that experience, we presently have a very good business environment and a relatively strong sales pipeline. I would not describe it as a strengthening pipeline but still very strong compared to history.

And finally I want to briefly cover our acquisition initiatives. On our last call, I discussed our acquisition strategy and outlined three criteria that must be met before we consider a target. Those were and still are, number one, an acquisition target must offer market or operational synergies that compliment our existing businesses. Secondly, it must provide us entrees into other industries or

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locations that we believe are vital to our future and finally the valued opportunity must be accretive to our earnings without unduly leveraging our balance sheet. Since our last call we've evaluated over ten acquisition targets and several are still under consideration. In one instance, we passed on an opportunity to only good business that fit really well into our operations but we passed for the right reasons; it simply cost too much. First and foremost, an acquisition must be accretive and it must be a business that can grow. I wish I could provide more detail on the targets we're evaluating but for obvious reasons, I do not have the liberty to do so. I can say we're working very hard to find the right opportunity and that I am very involved in the process. And partly because of the current market environment, we're beginning to see valuations for companies becoming more realistic. With that I'd like to, Mike and I would both like to take questions that you might have.